AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ADMA Biologics, Inc.

(Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law)

ADMA Biologics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.       The present name of the Corporation is ADMA Biologics, Inc. The Corporation was originally incorporated under the name R&R Acquisition VI, Inc. by the filing of the Corporation’s original certificate of incorporation with the office of the Secretary of State of the State of Delaware on June 2, 2006.

2.       This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.       The Corporation’s certificate of incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
Name

The name of the corporation is ADMA Biologics, Inc. (the “Corporation”).

ARTICLE II
Registered Office; Registered Agent

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III
Purpose

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

ARTICLE IV
Capital Stock

Section 4.1            Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is 93,591,160, divided into three classes consisting of (a) 75,000,000 shares of common stock at $.0001 par value (the “Common Stock”), (b) 8,591,160 shares of non-voting common stock at $.0001 par value (the “Non-Voting Common Stock”), and (c) 10,000,000 shares of preferred stock at $.0001 par value (the “Preferred Stock”). The authorized number of shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of Section 242 of the DGCL.

Section 4.2            Common Stock. A statement of the designations of the Common Stock and the powers, preferences and relative, participating, optional, special and other rights and qualifications, limitations and restrictions thereof is as follows:

(a)               Voting Rights. Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) (including any certificate filed with the Office of the Secretary of State of the State of Delaware setting forth a copy of the resolution or resolutions providing for the issuance of a series of Preferred Stock in accordance with Section 4.4 (such certificate, a “Preferred Stock Designation”)) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(b)               Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine; provided, however, that simultaneously with the declaration and payment of any dividends on the Non-Voting Common Stock, a like dividend in form and amount per share shall also be declared and paid on the Common Stock (except that, if such dividend on the Non-Voting Common Stock is paid in the form of shares of Common Stock or Non-Voting Common Stock or rights or options to acquire Common Stock or Non-Voting Common Stock, the holders of shares of Common Stock shall receive equivalent shares of Common Stock or rights or options to acquire Common Stock, as the case may be).

(c)               Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Non-Voting Common Stock, the outstanding shares of Common Stock shall be subdivided or combined in the same manner. The Corporation shall not subdivide or combine the outstanding shares of Common Stock unless a subdivision or combination is made in the same manner with respect to the Non-Voting Common Stock.

(d)               Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3            Non-Voting Common Stock. A statement of the designation of the Non-Voting Common Stock and the powers, preferences and relative, participating, optional, special and other rights and qualifications, limitations and restrictions thereof is as follows:

(a)               Certain Definitions. For purposes of this Section 4.3 and as used throughout this Certificate of Incorporation: “Registration Rights Agreement” means that certain Registration Rights Agreement, by and among the Corporation and Biotest Pharmaceuticals Corporation or its permitted assignees, dated as of June 6, 2017, as it may be amended, restated, supplemented or otherwise modified from time to time; “Stockholders Agreement” means that certain Stockholders Agreement of the Corporation, by and among the Corporation and Biotest Pharmaceuticals Corporation or its permitted assignees, dated as of June 6, 2017, as it may be amended, restated, supplemented or otherwise modified from time to time; and each of the terms “Affiliate,” “Biotest Stockholder,” “Business Day,” “Liquidation Event,” and “Standstill Period” has the meaning ascribed to such term in the Stockholders Agreement.

(b)               Voting Rights. Except as otherwise required by applicable law, shares of Non-Voting Common Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that for so long as any shares of Non-Voting Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Non-Voting Common Stock then outstanding (voting separately as a single class), amend, alter or repeal, whether by merger, consolidation or otherwise (other than in connection with a Liquidation Event (it being understood that the holder of such shares shall participate in such Liquidation Event in all respects as a holder of Common Stock in accordance with Section 4.3(d)(i)(2)), (i) this Section 4.3 or (ii) any other provision of this Certificate of Incorporation to alter or change the powers, preferences, or special rights of the shares of Non-Voting Common Stock in an adverse manner to the powers, preferences or special rights of the shares of Common Stock.

(c)               Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Non-Voting Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine; provided, however, that simultaneously with the declaration and payment of any dividends on the Common Stock, a like dividend in form and amount per share shall also be declared and paid on the Non-Voting Common Stock (except that, if (i) such dividend on the Common Stock is paid in the form of shares of Common Stock or rights or options to acquire Common Stock, (ii) the holders of Non-Voting Common Stock would own more than thirty (30%) percent of the outstanding Common Stock following the issuance of such Common Stock dividend and (iii) the Standstill Period has not expired or been earlier terminated pursuant to and in accordance with the terms and conditions of the Stockholders Agreement, the holders of shares of Non-Voting Common Stock shall receive equivalent shares of Non-Voting Common Stock or rights or options to acquire Non-Voting Common Stock, as the case may be).

(d)               Conversion Rights.

(i)                 Automatic Conversion. Each outstanding share of Non-Voting Common Stock shall automatically convert into and become one fully paid and nonassessable share of Common Stock without the payment of additional consideration by the holder thereof upon the earliest to occur of the following: (1) the expiration or earlier termination of the Standstill Period pursuant to and in accordance with the terms and conditions of the Stockholders Agreement, (2) immediately prior to the consummation of any Liquidation Event, and (3) immediately prior to (A) the taking of any action by the Board or (B) if earlier, the record date for any vote of the stockholders of the Corporation, in each case, in connection with any insolvency, voluntary or involuntary bankruptcy, liquidation, or assignment for the benefit of creditors of the Corporation or termination of the Corporation’s status as a reporting company under the Securities Exchange Act of 1934, as amended (any of the matters described in this clause (3), an “Insolvency Matter”). For the avoidance of doubt, if Non-Voting Common Stock is automatically converted pursuant to the foregoing clause (3), the holders of the former shares of Non-Voting Common Stock so converted will have the voting rights of the shares of Common Stock into which such former shares of Non-Voting Common Stock were automatically converted, and will be entitled to vote such shares of Common Stock, to the same extent as all other holders of shares of Common Stock as of the event causing such automatic conversion, including, in the case of automatic conversion pursuant to subclause (B), the right to vote on the Insolvency Matter in respect of which such record date for any vote of the stockholders of the Corporation was set.

(ii)              Conversion In Connection With Permitted Sales. Upon the consummation of any sale of a share of Non-Voting Common Stock that constitutes a permitted transfer free from any restriction under the terms and conditions of the Stockholders Agreement and each other agreement, arrangement or understanding applicable to such share of Non-Voting Common Stock, including in connection with any Board-approved recapitalization transaction involving the sale of such share or the Common Stock issued upon conversion thereof, in each case other than to an Affiliate of the holder of such share (a “Permitted Sale”), the share of Non-Voting Common Stock so sold shall automatically convert into and become one fully paid and nonassessable share of Common Stock without the payment of additional consideration by the holder thereof. Notwithstanding the foregoing or anything to the contrary herein, each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable share of Common Stock if all of the following conditions are met: (1) such share is the subject of a legally binding written agreement between the holder thereof and a non-Affiliate of such holder providing for the sale of such share to such non-Affiliate in a transaction that constitutes a Permitted Sale (such agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, a “Sale Agreement”), (2) the sale of such Common Stock into which such share otherwise automatically would convert upon the consummation of such Permitted Sale pursuant to the foregoing sentence is required to be registered under the Securities Act of 1933, as amended (the “Securities Act”) under the terms and conditions of such Sale Agreement, (3)  such Common Stock into which such share otherwise automatically would convert upon the consummation of such Permitted Sale constitutes a “Registrable Security or “Registrable Securities” under the Registration Rights Agreement, (4) the holder of such share has executed and delivered to the Corporation a legally binding written agreement enforceable by the Corporation that, prior to the earlier of (A) the consummation of such Permitted Sale in accordance with the Sale Agreement and (B) the expiration or earlier termination of the Standstill Period in accordance with and pursuant to the terms and conditions of the Stockholders Agreement, such holder shall not vote or otherwise transfer, without the Board’s prior written consent, any of the Common Stock issued to such holder upon conversion of such converted share of Non-Voting Common Stock, and (5) the holder of such share of Non-Voting Common Stock delivers an Optional Conversion Notice (as defined below) in respect of such share in accordance with Section 4.3(d)(vi) hereof.

(iii)            Conversion in Connection With Market Sales. Notwithstanding the foregoing or anything to the contrary herein, each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable share of Common Stock if all of the following conditions are met: (1) such holder intends and irrevocably commits to the Corporation to use its reasonable efforts to sell such Common Stock in the public market within sixty (60) days of such notice and such sale constitutes a Permitted Sale (a “Market Sale”); (2) the holder of such share has executed and delivered to the Corporation a legally binding written agreement enforceable by the Corporation that, prior to the earlier of (A) the consummation of such Market Sale and (B) the expiration or earlier termination of the Standstill Period in accordance with and pursuant to the terms and conditions of the Stockholders Agreement, such holder shall not vote any of the Common Stock issued to such holder upon conversion of such converted share of Non-Voting Common Stock; (3) such Market Sales shall be conducted in compliance with all applicable requirements of the Securities Act; and (4) the holder of such share of Non-Voting Common Stock delivers an Optional Conversion Notice (as defined below) in respect of such share in accordance with Section 4.3(d)(vi) hereof.

(iv)             Conversion In Connection With Dilutive Issuances.

(1)               Subject to Section 4.3(d)(iv)(2), during the Standstill Period, each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof, without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable share of Common Stock if (A) the Corporation issues additional shares of Common Stock (including upon the exercise of any conversion rights of any securities of the Corporation convertible into or exchangeable for shares of Common Stock in accordance with and pursuant to the terms of such convertible or exchangeable securities, but excluding upon the conversion of any Non-Voting Common Stock pursuant to this Section 4.3(d)) (a “Dilutive Issuance”), (B) as a result of such Dilutive Issuance, the percentage of the voting power of the Corporation (the “Voting Percentage”) represented by all of the shares of Common Stock held by the Biotest Stockholder and its Affiliates (together, “Biotest”) immediately following such Dilutive Issuance is lower than the Voting Percentage represented by all of the shares of Common Stock held by Biotest immediately prior to such Dilutive Issuance, and (C) the holder of such share of Non-Voting Common Stock delivers an Optional Conversion Notice (as defined below) in respect of such share in accordance with Section 4.3(d)(vi) hereof within five Business Days after the Corporation provides notice to the Biotest Stockholder (including by giving such notice to any Biotest Designee (as defined in the Stockholders Agreement)) of the consummation of such Dilutive Issuance; provided, however, that the maximum number of shares of Non-Voting Common Stock that may be converted into shares of Common Stock pursuant to this Section 4.3(d)(iv) in respect of any Dilutive Issuance (the “Conversion Cap”) is the number of shares that, upon conversion thereof, results in the Voting Percentage represented by all shares of Common Stock held by Biotest immediately following such conversion being equal to the Voting Percentage represented by all of the shares of Common Stock held by Biotest immediately prior to such Dilutive Issuance; provided, further, that in no event shall Biotest be permitted to hold shares of Common Stock representing a Voting Percentage greater than any applicable limitation thereon set forth in the Stockholders Agreement.

(2)               In connection with each Dilutive Issuance during the Standstill Period, if there is more than one holder of shares of Non-Voting Common Stock and the number of shares of Non-Voting Common Stock the holders of which have elected to exercise their optional conversion rights pursuant to this Section 4.3(d)(iv) in respect of any Dilutive Issuance (the “Conversion Election Shares”) exceeds the Conversion Cap for such Dilutive Issuance, then the conversion rights of the Conversion Election Shares shall be subject to limitation by the Conversion Cap in the aggregate for all such holders and prorated such that each holder of Conversion Election Shares shall be deemed to have exercised its optional conversion rights pursuant to this Section 4.3(d)(iv) in respect of such Dilutive Issuance only as to that number of Conversion Election Shares as is equal to the product of (A) the number of Conversion Election Shares held by such holder, multiplied by (B) a fraction, the numerator of which is the Conversion Cap and the denominator of which is the total number of Conversion Election Shares of all holders electing to exercise their optional conversion rights pursuant to this Section 4.3(d)(iv) in respect of such Dilutive Issuance, and the holder shall be deemed never to have elected to exercise its optional conversion rights pursuant to this Section 4.3(d)(iv) in respect of such Dilutive Issuance with respect to the remainder of such holder’s Conversion Election Shares that such holder was not permitted to convert because of the Conversion Cap and proration rights described herein.

(v)               Mechanics of Automatic Conversion. Upon the occurrence of any event causing the automatic conversion of any shares of Non-Voting Common Stock pursuant to Section 4.3(d)(i) hereof or the first sentence of Section 4.3(d)(ii) hereof, no further action need be taken to effect such conversion, and any certificates previously representing shares of Non-Voting Common Stock that have been so converted shall thereafter represent the shares of Common Stock into which they have been automatically converted pursuant to Section 4.3(d)(i) hereof or the first sentence of Section 4.3(d)(ii) hereof, as applicable; provided, however, that the Corporation shall not be required to recognize the holder of any former share of Non-Voting Common Stock converted pursuant to the first sentence of Section 4.3(d)(ii) hereof as a holder of the Common Stock into which such share was converted unless and until such holder provides written notice to the Corporation of the occurrence of the Permitted Sale causing such automatic conversion, including evidence reasonably satisfactory to the Corporation that such sale pursuant to which the Non-Voting Common Stock was transferred constitutes a Permitted Sale. All holders of record of shares of Non-Voting Common Stock shall be sent written notice of the occurrence of any event causing the automatic conversion of such shares pursuant to Section 4.3(d)(i) hereof. Such notice need not be sent in advance of the occurrence of such event. No notice shall be required to be sent by the Corporation upon the occurrence of a Permitted Sale causing the automatic conversion of any share of Non-Voting Common Stock pursuant to the first sentence of Section 4.3(d)(ii) hereof. If at the time of conversion of any shares of Non-Voting Common Stock pursuant to Section 4.3(d)(i) hereof or the first sentence of Section 4.3(d)(ii) hereof there are any declared but unpaid dividends on such shares of Non-Voting Common Stock, the Corporation nevertheless shall pay out of funds legally available therefor such dividends to the holders thereof on the payment date determined by the Board in respect of such dividends.

(vi)             Mechanics of Optional Conversion. In order for a holder of Non-Voting Common Stock to voluntarily convert shares of Non-Voting Common Stock into shares of Common Stock pursuant to the second sentence of Section 4.3(d)(ii) hereof or Section 4.3(d)(iii) hereof or Section 4.3(d)(iv) hereof, such holder shall (1) deliver written notice (an “Optional Conversion Notice”) to the Corporation in the manner provided by the Stockholders Agreement that such holder elects to convert all or any number of such holder’s shares of Non-Voting Common Stock that are then convertible pursuant to the second sentence of Section 4.3(d)(ii) hereof or Section 4.3(d)(iii) hereof or Section 4.3(d)(iv) hereof, as applicable, and (2) if such holder’s shares of Non-Voting Common Stock are certificated, surrender the certificate or certificates representing such shares of Non-Voting Common Stock at the principal office of the Corporation during usual business hours. All certificates representing shares of Non-Voting Common Stock surrendered for optional conversion pursuant to the second sentence of Section 4.3(d)(ii) hereof or Section 4.3(d)(iii) hereof or Section 4.3(d)(iv) hereof, as applicable, shall be delivered to the Corporation for cancellation and (subject to Section 4.3(d)(iv)(2) hereof if the number of Conversion Election Shares exceeds the Conversion Cap) canceled by the Corporation. An Optional Conversion Notice shall (a) state whether the holder is electing to convert such shares pursuant to the second sentence of Section 4.3(d)(ii) hereof or Section 4.3(d)(iii) hereof or Section 4.3(d)(iv) hereof and (b) (I) in the case of optional conversion pursuant to the second sentence of Section 4.3(d)(ii) hereof, attach a copy of the Sale Agreement, provide such additional information as may be reasonably requested by the Corporation to verify that the sale contemplated by the Sale Agreement constitutes a Permitted Sale, that the sale of such shares of Common Stock is required to be registered under the Securities Act pursuant to the Sale Agreement and that such shares of Common Stock constitute Registrable Securities under the Registration Rights Agreement, and contain the legally binding written agreement specified by subclause (4) of such sentence; (II) in the case of optional conversion in connection with a Market Sale pursuant to Section 4.3(d)(iii) hereof, provide such information as may be reasonably requested by the Corporation to verify that such Market Sale constitutes a Permitted Sale and that such Market Sale will comply with all applicable requirements of the Securities Act, and contain the legally binding written agreement specified by subclause (2) of Section 4.3(d)(iii) hereof; or (III) in the case of optional conversion in connection with a Dilutive Issuance pursuant to Section 4.3(d)(iv) hereof, identify the Dilutive Issuance in respect of which conversion rights are being exercised, state the number of shares of Common Stock held by such holder as of the date of the Optional Conversion Notice, immediately prior to such Dilutive Issuance and immediately following such Dilutive Issuance to enable the Corporation to determine the Conversion Cap, and provide such additional information as may be reasonably requested by the Corporation in connection therewith. No Optional Conversion Notice shall be deemed delivered to the Corporation until such time as the holder delivering the same shall have provided all information required by, and all such additional information reasonably requested by the Corporation pursuant to, subclause (b) of the immediately preceding sentence. The close of business on the fifth Business Day after the later of the date of delivery to the Corporation of the Optional Conversion Notice and, if applicable, the date of surrender of all certificates representing shares of Non-Voting Common Stock to be converted pursuant to such Optional Conversion Notice shall be the date and time of such conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares of Non-Voting Common Stock shall be deemed to be outstanding of record as of the Conversion Time. The Corporation shall, as soon as practicable after the Conversion Time (subject to compliance with the applicable provisions of federal and state securities laws), (x) issue and deliver to such applicable holder a certificate or certificates or a notice of issuance of uncertificated shares, as applicable, representing the number of shares of Common Stock issued at the Conversion Time in accordance with the provisions hereof, (y) issue and deliver new certificates representing any Conversion Election Shares deemed not to have been converted by operation of Section 4.3(d)(iv)(2), if any, certificates for which the holder thereof may have surrendered to the Corporation for cancellation with such holder’s Optional Conversion Notice, and (z) if at such time there are any declared but unpaid dividends on the shares of Non-Voting Common Stock so converted, pay out of funds legally available therefor such dividends to the holders thereof on the payment date determined by the Board in respect of such dividends.

(vii)          Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Non-Voting Common Stock pursuant to this Section 4.3(d), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all issued and outstanding shares of Non-Voting Common Stock into shares of Common Stock.

(viii)        No Conversion Tax or Charge. The issuance or delivery of certificates for Common Stock upon the conversion of shares of Non-Voting Common Stock shall be made without charge to the converting holder of shares of Non-Voting Common Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered only in the respective names, as they appear on the books of the Corporation, of the registered holders of the shares of Non-Voting Common Stock converted.

(ix)             Status of Converted Shares. If any share of Non-Voting Common Stock shall have been converted into Common Stock pursuant to this Section 4.3(d), such share shall, to the fullest extent permitted by law, be cancelled upon such conversion and shall not be reissued as a share of Non-Voting Common Stock, and the Corporation thereafter shall take such action as may be necessary to retire such share and reduce the authorized number of shares of Non-Voting Common Stock accordingly.

(e)               Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock, the outstanding shares of Non-Voting Common Stock shall be subdivided or combined in the same manner. The Corporation shall not subdivide or combine the outstanding shares of Non-Voting Common Stock unless a subdivision or combination is made in the same manner with respect to the Common Stock.

(f)                Redemption. The shares of Non-Voting Common Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

(g)               Equal Status. Except as expressly provided in this Article IV, or as required by applicable law, shares of Non-Voting Common Stock and Common Stock shall have the same designations, powers, preferences and relative, participating, optional, special and other rights, and the same qualifications, limitations and restrictions and be identical in all respects as to all matters.

Section 4.4            Preferred Stock. The Board is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers (including voting powers), preferences, and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of such series. The powers (including voting powers), designations, preferences and relative, participating, optional, special or other rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series at any time outstanding.

Section 4.5            Preemptive Rights. Except as otherwise provided for or fixed pursuant to the terms of this Certificate of Incorporation (including any Preferred Stock Designation) or the Stockholders Agreement, no holder of shares of capital stock of the Corporation shall be entitled to any preemptive right to subscribe for or purchase or receive any part of any new or additional issue of shares of capital stock of the Corporation, or of securities convertible into such shares, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

ARTICLE V
Duration

The Corporation is to have perpetual existence.

ARTICLE VI
Board of Directors

Section 6.1            Board of Directors. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Except as otherwise provided for or fixed pursuant to the terms of any Preferred Stock Designation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than five (5) nor more than eleven (11), with the then-authorized number of directors being fixed from time to time by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

Section 6.2            Classified Board. The Board (other than those directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The initial term of office of the Class I directors shall expire on the date of the 2014 annual meeting of stockholders, the initial term of office of the Class II directors shall expire on the date of the 2015 annual meeting of stockholders, and the initial term of office of the Class III directors shall expire on the date of the 2016 annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, so that the term of office of one class of directors shall expire in each year. Each director shall hold office until the expiration of such director’s term of office and until such director’s successor shall have been elected and qualified, or until such director’s earlier resignation, removal or death. In case of any increase or decrease, from time to time, in the number of directors constituting the whole Board (other than Preferred Stock Directors), the number of directors in each class shall be determined by action of the Board. A director elected by the remainder of the Board to fill a vacancy shall hold office for the remainder of the term of the predecessor director and until such director’s successor has been elected and qualified, or until such director’s earlier resignation, removal or death.

Section 6.3            Vacancies and Newly Created Directorships. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding and to the terms and conditions of the Stockholders Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VII
By-laws

The Board shall have the power to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VIII
Limitation of Liability

To the fullest extent permitted under the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE IX
Indemnification

Section 9.1            Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

Section 9.2            Prepayment of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.3            Claims. If a claim for indemnification or advancement of expenses under this Article IX is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including reasonable and documented out-of-pocket attorneys’ fees) of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 9.4            Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 9.5            Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

Section 9.6            Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

Section 9.7            Other Indemnification and Prepayment of Expenses. This Article IX shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE X
Written Consent Prohibited

Except as otherwise provided for or fixed pursuant to any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly called annual or special meeting of stockholders of the corporation, and the power of stockholders to consent in writing to the taking of any action, without a duly called meeting and vote, is specifically denied.

ARTICLE XI
Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the by-laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware lacks jurisdiction over such proceeding, the U.S. District Court for the District of Delaware) (the “Chosen Court”), in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants. To the fullest extent permitted by applicable law, any person who, or entity that, holds, purchases or otherwise acquires an interest in stock of the Corporation shall be deemed to have consented to the personal jurisdiction of the Chosen Court in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article XI. To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of this Article XI is filed in a court other than the Chosen Court in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Court in connection with any action brought in such court to enforce this Article XI and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 6 day of June, 2017.

By:	/s/ Adam Grossman
	Name:	Adam Grossman
	Title:	President and Chief Executive Officer

[Signature Page to Amended & Restated Certificate of Incorporation]